Exhibit 23.3
Consent of Independent Petroleum Engineers and Geologists
We hereby consent to (i) the use of the name Netherland, Sewell & Associates, Inc., the reference to our reserves report for Rice Energy Inc., dated February 20, 2015, and the use of information contained therein in the annual report on Form 10-K of Rice Energy Inc. (the “Company”) to be filed on or about March 13, 2015, and (ii) inclusion of our reserves report dated February 20, 2015, included in the Form 10-K to be filed on or about March 13, 2015, as Exhibit 99.1.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 13, 2015